EXHIBIT 99


For Immediate Release          Contact: Karen A. Warren (Investor Relations)
April 22, 2002                                                 401-727-5401
                                        Wayne S. Charness (News Media)
                                                               401-727-5983


                     HASBRO REPORTS FIRST QUARTER RESULTS


     Pawtucket, RI  (April 22, 2002) - Hasbro, Inc. (NYSE: HAS) today
reported first quarter results.   Worldwide net revenues were $452.3 million,
compared to $463.3 million a year ago. The net loss for the quarter was $17.1 million or $0.10 per diluted share, compared to a loss of $24.0 million or $0.14 per diluted share in 2001. The 2001 results exclude a $1.07 million or $0.01 per diluted share charge related to the adoption of SFAS No.133. The Company also reported first quarter Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $32.1 million, compared to $34.4 million in 2001.

     "We believe we are well positioned and on track to achieve our financial goals for the year," said Alan G. Hassenfeld, Chairman and Chief Executive Officer.

     "We are very encouraged by the strong retail sales performance of many of our key brands and products - - evidence that our strategy of growing core brands continues to do well. Although revenue is down marginally for the quarter, it is consistent with our full year plan and in line with retailers' shifting buying patterns, as they and we continue to focus on supply chain management," Hassenfeld continued.

     "We delivered strong sales of TRANSFORMERS and G.I. JOE - including our new 3 3/4 inch kid-directed line, G.I. JOE VS. COBRA. A couple of new additions to the boys' category - ZOIDS and BEYBLADES - enjoyed a very solid first quarter. PLAYSKOOL was up significantly for the quarter, with both BOB THE BUILDER and MR. POTATO HEAD, who is celebrating his 50th birthday this year, driving the growth. In the Games segment, several products performed well, including ELECTRONIC CATCH PHRASE, and the SORRY and MONOPOLY: DISNEY EDITIONS. In addition, all three major segments began shipping products based on STAR WARS EPISODE II: ATTACK OF THE CLONES this quarter," added Hassenfeld.

     In the U.S. Toys segment, revenues increased year over year and the segment was profitable compared to a prior year loss. Both the Games and International segment revenue declined year over year, attributable in part to the decline in licensed trading card games. The Games and International segments had pre-tax losses for the quarter. Despite the overall Games segment revenue decline in the quarter, retail sales data indicate that the traditional board games business is strong.

     "We remain focused on driving innovation and growth in our overall business, in particular our core brands, as well as improving operating margins," said Alfred J. Verrecchia, President and Chief Operating Officer.

     "In addition to the $100 million in expense reductions realized in 2001, we are also planning to reduce expenses by an additional $100 million over the next three years. In the first quarter, we continued to make progress, with Selling, Distribution and Administration expenses down $14.6 million or 9.5%. As we indicated previously, many of the costs associated with implementing the new cost reduction program will offset the financial benefits in 2002, with savings beginning in 2003," Verrecchia noted.

     "We have maintained our focus on managing the balance sheet as we continue to reduce inventory levels and increase cash. Inventories decreased by $74.5 million or 24% and total debt, net of cash, decreased $232.8 million as compared to the first quarter last year," Verrecchia concluded.

      Effective January 1, 2001, Hasbro adopted the Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." As a result of the adoption of this statement, Hasbro recorded a one-time transition adjustment charge in the consolidated statement of operations for the first quarter 2001.

     Effective in 2002, Hasbro adopted the Statements of Financial Accounting Standards No. 141 and 142, "Accounting for Business Combinations" and "Goodwill and Other Intangible Assets." As a result of the adoption of these statements, goodwill and other indefinite life intangibles are no longer being amortized. Amortization of these assets in the first quarter of 2001 amounted to $13.0 million. Removing this amortization and its related tax effect would have resulted in a net loss of $17.2 million in the first quarter of 2001. Hasbro is in the process of evaluating any additional potential impact that the adoption of SFAS No. 142 will have on its consolidated financial position and results of operations.

     The Company will webcast its first quarter earnings conference call at 9:00 a.m. Eastern Standard Time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Corporate Info" from the home page, click on "Investors," and then click on the webcast icon).

     Hasbro is a worldwide leader in children's and family leisure time and entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.


Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "could", "expect", "intend", "look forward", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic conditions, including higher fuel prices, currency fluctuations and government regulation and other actions in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results, and the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.


EBITDA (earnings before interest, taxes, depreciation and amortization) represents operating profit (loss) excluding, restructuring, depreciation and all amortization. EBITDA is not adjusted for all noncash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Thus, EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with generally accepted accounting principles, when measuring Hasbro's profitability or liquidity as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission.


                                    # # #
                              (Tables Attached)

                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars and Shares Except Per Share Data)

                                                         Quarter Ended
                                                   -------------------------
                                                   March 31,         Apr. 1,
                                                     2002             2001
                                                   --------         --------
Net Revenues                                       $452,267         $463,286
Cost of Sales                                       166,414          189,805
                                                   --------         --------
Gross Profit                                        285,853          273,481
Amortization                                         21,449           29,421
Royalties, Research and Development                  84,669           56,735
Advertising                                          46,889           47,613
Selling, Distribution and Administration            139,191          153,819
                                                   --------         --------
Operating Profit (Loss)                              (6,345)         (14,107)
Interest Expense                                     19,542           25,890
Other (Income) Expense, Net                          (2,835)          (4,765)
                                                   --------         --------
Earnings (Loss) Before Income Taxes and
  Cumulative Effect of Accounting Change            (23,052)         (35,232)
Income Taxes                                         (5,994)         (11,274)
                                                   --------         --------
Earnings (loss) before Cumulative
  Effect of Accounting Change                       (17,058)         (23,958)
Cumulative Effect of Accounting Change                  -             (1,066)
                                                   --------         --------
Net Earnings (Loss)                                $(17,058)        $(25,024)
                                                   ========         ========
Per Common Share
  Earnings (Loss) before Cumulative Effect
    of Accounting Change
    Basic and Diluted                              $   (.10)        $   (.14)
                                                   ========         ========
  Cumulative Effect of Accounting Change
    Basic and Diluted                              $    .00         $   (.01)
                                                   ========         ========
  Net Earnings (Loss)
    Basic and Diluted                              $   (.10)        $   (.15)
                                                   ========         ========
  Cash Dividends Declared                          $    .03         $    .03
                                                   ========         ========
Weighted Average Number
 of Shares
  Basic and Diluted                                 172,594          171,933
                                                   ========         ========

                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS


  (Thousands of Dollars)



                                                    March 31,        Apr. 1,
                                                      2002            2001
                                                   ---------       ---------
                   Assets

  Cash and Cash Equivalents                       $  355,112      $  180,766
  Accounts Receivable, Net                           287,379         255,450
  Inventories                                        232,170         306,624
  Other Current Assets                               323,748         390,596
                                                   ---------       ---------
  Total Current Assets                             1,198,409       1,133,436
  Property, Plant and Equipment, Net                 227,086         279,184
  Other Assets                                     1,709,053       1,950,338
                                                   ---------       ---------
  Total Assets                                    $3,134,548      $3,362,958
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $   33,728      $   90,483
  Current Installments of Long-Term Debt             327,167           1,746
  Payables and Accrued Liabilities                   513,368         713,034
                                                   ---------       ---------
  Total Current Liabilities                          874,263         805,263
  Long-term Debt                                     840,399       1,167,528
  Deferred Liabilities                                94,567         116,784
                                                   ---------       ---------
  Total Liabilities                                1,809,229       2,089,575
  Total Shareholders' Equity                       1,325,319       1,273,383
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $3,134,548      $3,362,958
                                                   =========       =========